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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ContraVir Pharmaceuticals, Inc.
Edison, New Jersey

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 23, 2018 and our report dated September 28, 2017, relating to the consolidated financial statements of ContraVir Pharmaceuticals, Inc., which are incorporated by reference in that Prospectus. Our reports on the consolidated financial statements contain an explanatory paragraph regarding the Company's ability to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey
May 18, 2018

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  Exhibit 23.1